Exhibit 10.2

October 29, 2010

Home Loan Center, Inc.

163 Technology Drive

Irvine, California 92618

Attention:  Mr. Rian Furey

Re:          Master Repurchase Agreement, dated as of October 30, 2009, between JPMorgan Chase Bank, N.A., as Buyer, and Home Loan Center, Inc., as Seller and the related Side Letter of even date therewith

Ladies and Gentlemen:

This letter (this “Second Amendment to Side Letter”) amends, for the second time, the Side Letter dated October 30, 2009 (the “Original Side Letter”) that was executed concurrently with the captioned Master Repurchase Agreement (as amended by Letter Agreement dated November 27, 2009, Amendment No. 1 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 2 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 3 to Master Repurchase Agreement dated July 22, 2010, and Amendment No. 4 to Master Repurchase Agreement dated of even date herewith, collectively, the “Agreement”).  Reference is here made to the Original Side Letter (as previously amended by that certain Amendment No. 1 to Side Letter dated March 11, 2010 between Seller and Buyer and as amended hereby, the “Side Letter”) and the Agreement for all purposes.  Capitalized terms defined in the Side Letter or the Agreement and used but not defined differently in this Second Amendment to Side Letter have the same meanings here as in the Side Letter and the Agreement.

The Seller has requested, and the Buyer has agreed, to increase the Facility Amount and to make certain other changes to the Side Letter.  The Parties hereby amend the Side Letter, effective as of the date of this Second Amendment to Side Letter, as follows:

For good and valuable consideration received by each Party from the other Party, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby amend the Side Letter as follows (paragraphs below are numbered to correspond to the number of the paragraph in the Original Side Letter and consequently are sometimes numbered nonsequentially):

1.             In paragraph 1 (“Commitment”), “One Hundred Million Dollars ($100,000.00)” is substituted for “75,000,000.”

3.             Pricing Rate.  The first sentence of Paragraph 3 of the Side letter is amended to read as follows:

For purposes of the Agreement and all other Transaction Documents, “Pricing Rate” means for any Purchased Mortgage Loan as of any date of determination, the following respective rates or if Buyer shall in Buyer’s sole discretion elect from time to time to give Seller a notice specifying lower Pricing Rate(s) for a specified time period, such lower Pricing Rate(s) specified in such notice for the time period specified in such notice:

(a)           for any CL Loan, the per annum percentage rate equal to the sum of (i) the greater of the Adjusted LIBOR Rate for such day and two percent (2.00%) and (ii) two and one-fourth percent (2.25%);

(b)           for any CL Jumbo Loan, the per annum percentage rate equal to the sum of (i) the greater of the Adjusted LIBOR Rate for such day and two percent (2.00%) and (ii) two and one-half percent (2.50%); and

(c)           for any other Eligible Mortgage Loan, the per annum percentage rate equal to the sum of (i) the greater of the Adjusted LIBOR Rate for such day and two percent (2.00%) and (ii) two and one-fourth percent (2.25%).

The definitions of “Adjusted LIBOR Rate”, “LIBOR Rate” and “Statutory Reserve Rate” set forth in Paragraph 3 of the Side Letter are not hereby amended and continue to be defined as set forth in Paragraph 3 of the Side Letter.

6.             Paragraph 6 (“Non-Usage Fee”) of the Side Letter is hereby deleted in its entirety and amended to read:  “6.  Reserved.”

Notwithstanding any other provision of this Second Amendment to Side Letter, the amendment provided for in Paragraph 1 above shall not become effective until (i) the Parties have executed and delivered this Second Amendment to Side Letter and Amendment No. 4 to Master Repurchase Agreement of even date herewith between Seller and Buyer, (ii) the Guarantors have executed a confirmation of the Guaranty in form and substance acceptable to Buyer and (iii) the Seller has increased the balance in the Cash Pledge Account to Eight Hundred Thousand Dollars ($800,000).  Such amendment shall become effective automatically upon the last to occur of the three events described in clauses (i), (ii) and (iii) of the immediately preceding sentence.

The Parties hereby ratify and confirm the Agreement and, as further amended hereby, the Side Letter, to be in full force and effect.

Please confirm our mutual agreement as set forth herein and acknowledge receipt of this First Amendment to Side Letter by executing the enclosed copy of this letter and returning it to JPMorgan Chase Bank, N.A., 712 Main Street, 9th Floor, Houston, Texas 77002, Attention: Mr. John Greene (email john.r.greene@jpmchase.com or fax (713) 216-2818).  If you have any questions concerning this matter, please contact me by email, or by phone at (713) 216-0255.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,
as Buyer

By:	/s/ JOHN GREENE
John Greene
Underwriter

CONFIRMED AND ACKNOWLEDGED:

HOME LOAN CENTER, INC.,

as Seller

By:	/s/ RIAN FUREY
Name:	Rian Furey
Title:	SVP